Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. REPORTS FOURTH-QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS
Q4 DILUTED EPS OF $0.38 AND ADJ DILUTED EPS OF $0.34
FY 2022 REPORTED NET REVENUES GREW 7% FROM FY 2021 TO $6.2 BILLION, UP 12% CONSTANT-CURRENCY
FY 2022 DILUTED EPS OF $1.41 AND ADJ DILUTED EPS OF $1.50
FY 2023 GUIDANCE OF REPORTED NET REVENUES UP 1.5% TO 3% AND ADJ DILUTED EPS OF $1.30 TO $1.40
SAN FRANCISCO (January 25, 2023) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the fourth quarter and fiscal year ended November 27, 2022.
"In 2022, we delivered strong, profitable growth as well as significant market share expansion, demonstrating the enduring strength of our brands, the diversity of our business and our team’s focused execution of our strategic plan," said Chip Bergh, president and chief executive officer of Levi Strauss & Co. "We continue to make progress against our strategic priorities, positioning us for further success in 2023. We remain the category leader in denim globally, making consistent market share gains year-over-year. Our high margin DTC business is delivering exceptional results and our diversification efforts provide additional growth drivers for sustainable long-term growth."
"Additionally, I am excited to announce that Harmit Singh’s role has expanded to chief financial and growth officer, effective immediately," continued Mr. Bergh. "Harmit has been a trusted partner and an integral part of this company for the past ten years. Last year, he served as the key architect behind the five-year growth plan laid out at our Investor Day, and his expanded role will enable more direct control to execute against our strategic initiatives."
Financial Highlights for the Fourth-Quarter
•Reported net revenues of $1.6 billion contracted 6% compared to Q4 2021, but was flat on a constant-currency basis as strong growth in the direct-to-consumer channel offset a decline in wholesale
•Gross margin was 55.8%; Adjusted gross margin was 55.8%, 230 basis points below Q4 2021 inclusive of approximately 100 basis points of adverse currency impacts, however 150 basis points above Q4 2019's pre-pandemic level
•Operating margin was 8.6%; Adjusted EBIT margin was 9.0%, compared to 12.0% in Q4 2021
•Net income was $151 million; Adjusted net income was $137 million, versus $170 million in Q4 2021
•Diluted EPS was $0.38; Adjusted diluted EPS was $0.34, despite a 4 cent adverse currency impact, compared to $0.41 in Q4 2021
•The Company paid a dividend of $0.12 per share, up 47% from prior year; $82 million in capital returned to shareholders

Financial Highlights for the Full Year
•Reported net revenues of $6.2 billion grew 7% versus FY 2021 and 12% on a constant-currency basis
•Gross margin was 57.5%; Adjusted gross margin was 57.6%, 30 basis points below FY 2021 inclusive of approximately 50 basis points of adverse currency impacts, up 380 basis points versus FY 2019
•Operating margin was 10.5%; Adjusted EBIT margin was 11.6%, compared to 12.4% in FY 2021 and 10.6% for FY 2019
•Net income was $569 million; Adjusted net income was $604 million, up from $601 million in FY 2021
•Diluted EPS was $1.41; Adjusted diluted EPS was $1.50, despite a 12 cent adverse currency impact, and up from $1.47 in FY 2021
•The Company returned $350 million in capital to shareholders, an 84% year-over-year increase, while continuing to reinvest to drive profitable, long-term growth
"We achieved strong results in 2022 by focusing on execution and the controllables of the business," said Harmit Singh, chief financial and growth officer of Levi Strauss & Co. "Our results, especially in a very challenging business environment in the second half of the year, demonstrated the strength of our brands and diversified business model, and we continued to drive value by investing in high ROI growth initiatives, while returning $350 million to our shareholders. We exited the holiday with continued momentum in our direct-to-consumer business and improving trends in Europe. Coupled with the strength of our brands and diverse portfolio, we are confident in our outlook for 2023 and our long-term growth targets."
Highlights include:

	Three Months Ended		% Increase (Decrease)		Year Ended		% Increase (Decrease)
($ millions, except per-share amounts)	November 27, 2022	November 28, 2021	As Reported	Constant Currency	November 27, 2022	November 28, 2021	As Reported	Constant Currency
Net revenues	$1,589	$1,685	(6)%	—%	$6,169	$5,764	7%	12%
Net income	$151	$153	(1)%	4%	$569	$554	3%	6%
Adjusted net income	$137	$170	(19)%	(11)%	$604	$601	—%	9%
Adjusted EBIT	$142	$203	(30)%	(24)%	$713	$713	—%	8%
Diluted earnings per share(1)	$0.38	$0.37	1¢	3¢	$1.41	$1.35	6¢	10¢
Adjusted diluted earnings per share(1)	$0.34	$0.41	(7)¢	(3)¢	$1.50	$1.47	3¢	15¢
(1) Note: per share increase compared to prior year displayed in cents

Fourth-Quarter 2022 compared to Fourth-Quarter 2021 Details:
•Net revenues of $1.6 billion decreased 6% on a reported basis and was flat on a constant-currency basis.
–Direct-to-Consumer (DTC) net revenues decreased 2% on a reported basis and increased 6% on a constant-currency basis, driven by strong growth in company-operated stores in the Americas and Asia, offsetting a decline in Europe primarily due to store closures in Russia. DTC net revenues excluding Russia were up 10% on a constant-currency basis, driven by the Americas, Asia and Europe. As a percentage of fourth quarter company net revenues, sales from DTC stores and e-commerce comprised 31% and 8% respectively.
–Wholesale net revenues declined 8% on a reported basis, or 4% on a constant-currency basis. Excluding the effects of currency, strong growth in Asia and Latin America was more than offset by Wholesale declines in the U.S. and Europe.
–The company’s global digital net revenues were down 7% year-over-year, yet up approximately 29% versus pre-pandemic, as consumers returned to in-store shopping. Digital sales comprised approximately 20% of fourth quarter fiscal 2022 net revenues, as compared to 16% of fourth quarter fiscal 2019 net revenues.
•Gross profit was $887 million compared to $974 million last year. Gross margin was 55.8%, down from 57.8%. Adjusted gross margin was also 55.8%, down 230 basis points. Unfavorable currency exchange accounted for approximately 100 basis points of the decline, while the balance reflects the impact of higher product costs and lower full-priced sales, partially offset by price increases and favorable channel mix.
•Selling, general and administrative (SG&A) expenses were $738 million compared to $791 million last year. Adjusted SG&A was $745 million compared to $776 million last year. As a percentage of net revenues, Adjusted SG&A was 47%, up 90 basis points reflecting higher distribution expenses and ongoing strategic investments in IT and the company’s DTC business.
•Operating income was $137 million compared to $186 million last year, while Adjusted EBIT was $142 million compared to $203 million last year due to lower reported net revenues and Adjusted gross profit partially offset by lower Adjusted SG&A expenses. As a result, Adjusted EBIT margin was 9.0%, 300 basis points lower on a reported basis and 210 basis points lower on a constant-currency basis.
•Below the operating line, interest and other expenses, which include foreign exchange losses, were $3 million compared to $19 million last year. The company had a $11 million Income tax benefit in the fourth quarter driven by the execution of certain tax-related transactions, compared to an expense of $14 million last year.
•Net income was $151 million compared to $153 million last year and Adjusted net income was $137 million compared to $170 million last year. The decrease was driven by the decrease in Adjusted EBIT described above.
•Diluted earnings per share was $0.38 compared to $0.37 last year. Adjusted diluted earnings per share was $0.34 compared to $0.41 in last year. This quarter's figure includes an adverse currency impact of $0.04 per share.
Information regarding Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted net income, Adjusted EBIT, Adjusted EBIT margin, Adjusted diluted earnings per share and Adjusted free cash flow, as well as amounts presented above on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.
Fourth-Quarter Segment Overview
Reported net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues				Operating Income (loss) *
	Three Months Ended		% Increase (Decrease)		Three Months Ended		% Increase (Decrease)
($ millions)	November 27, 2022	November 28, 2021	As Reported	Constant Currency	November 27, 2022	November 28, 2021	As Reported	Constant Currency
Americas	$840	$885	(5)%	(5)%	$141	$186	(24)%	(24)%
Europe	$370	$453	(18)%	(8)%	$62	$88	(30)%	(19)%
Asia	$251	$248	1%	17%	$29	$16	81%	162%
Other Brands	$127	$99	28%	33%	$1	$2	(50)%	(49)%
* Note: Segment operating income is equal to segment Adjusted EBIT.

•In the Americas, net revenues decreased 5% on both reported and constant-currency bases, as growth in the DTC business was offset by a decline in the wholesale channel. DTC net revenues increased 7% driven primarily by higher traffic and AURs in company-operated stores in the U.S. Wholesale net revenues decreased 10% primarily due to supply chain challenges and retailers rebalancing inventory in the U.S. Latin America delivered another strong quarter with growth across all channels. Net revenues through all digital channels declined 7% and represented 18% of the segment's sales in the quarter.
Operating income for the segment decreased due to lower net revenues and gross margins and higher SG&A expenses as a percentage of net revenues.
•In Europe, net revenues decreased 18% on a reported basis. On a constant-currency basis, net revenues declined 8%, including a 4% negative impact from the suspension of the company’s business in Russia. DTC net revenues decreased 17% on a reported basis and 8% on a constant-currency basis, or up 3% excluding Russia. Wholesale net revenues decreased 19% on a reported basis and 8% on a constant-currency basis, reflecting the ongoing macroeconomic challenges in the region. Net revenues through all digital channels declined 15% and represented 24% of the segment's sales in the quarter.
Operating income for the segment decreased due to lower net revenues and gross margins and higher SG&A expenses as a percentage of net revenues.
•In Asia, net revenues increased 1% on a reported basis and 17% on a constant-currency basis. The increase in net revenues was driven by both wholesale and DTC channels and in most markets outside of China, where net revenues declined 22% on a reported basis and 14% on a constant-currency basis. DTC net revenues increased 1% on a reported basis and 17% on a constant-currency basis, driven by strength in company-operated mainline and outlet stores. Wholesale net revenues increased 2% on a reported basis and 16% on a constant-currency basis, driven by strength in India, among other markets. Net revenues through all digital channels declined 13% and represented 17% of the segment's sales in the quarter.
Operating income for the segment increased due to higher net revenues and gross margins and lower SG&A expenses as a percentage of net revenues.
•For Other Brands, combined net revenues for Dockers® and Beyond Yoga® increased 28% on a reported basis and 33% on a constant-currency basis. The Dockers® brand was up 20% on a reported basis and 25% on a constant-currency basis reflecting growth across channels, while Beyond Yoga® contributed net revenues of approximately $27 million. Other Brands operating income decreased due to lower full price sales, higher air freight and investments to expand Beyond Yoga®.
Fiscal-year 2022 results are included in the company’s Annual Report on Form 10-K for the year ended November 27, 2022.
Balance Sheet Review as of November 27, 2022
•Cash and cash equivalents were $430 million and short-term investments were $71 million, while total liquidity was approximately $1.5 billion.
•The company’s leverage ratio was 1.1, down from 1.2 at the end of the fourth quarter of fiscal 2021.
•Total inventories increased 58% on a dollar basis over prior year. The increase relative to Q3 was in-line with our expectations and primarily attributable to the U.S. ERP implementation which takes place in Q2 2023. Excluding the ERP build and goods in transit, the increase is approximately 35% over prior year. Core product represents more than two thirds of total inventories. We believe that Q4 inventory growth will be the high point and expect to bring inventory back to normal levels by the end of Q2.
Additional information regarding leverage ratio, which is a non-GAAP financial measure, is provided at the end of this press release.
Shareholder Returns
In the fourth quarter, the company returned $82 million to shareholders, including:
•Dividends of $47 million, representing a dividend of $0.12 per share, up 47% from prior year, and
•Share repurchases of $35 million, reflecting 2.2 million shares retired.
For the full year, the company returned $350 million to shareholders, up 84% year-over- year, including:
•Dividends of $174 million, representing annual dividends of $0.44 per share, up 67% from prior year, and
•Share repurchases of $176 million reflecting 8.7 million shares retired.
As of November 27, 2022, the company had $689 million remaining under its current share repurchase authorization, which has no expiration date.
The company declared a dividend of $0.12 per share totaling approximately $47 million, payable in cash on February 23, 2023 to the holders of record of Class A common stock and Class B common stock at the close of business February 8, 2023.

Guidance
The company’s expectations for fiscal 2023 are as follows:
•Net revenues between $6.3 billion and $6.4 billion, reflecting reported revenue growth of 1.5% to 3% year-over-year, inclusive of 200 basis points of headwinds split evenly from foreign exchange and the suspension of our business operations in Russia.
•Adjusted diluted EPS of $1.30 to $1.40
The company plans to share additional details during its investor conference call. The company's outlook assumes no significant worsening of the COVID-19 pandemic, inflationary pressures, supply chain disruptions or further worsening currency impacts.
Investor Conference Call
To access the conference call, please pre-register on https://register.vevent.com/register/BIff57389216394c2d9e38d67875b72126. Registrants will receive confirmation with dial-in details. A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/c9eovftc.

A replay of the webcast will be available on http://investors.levistrauss.com starting approximately two hours after the event and archived on the site for one quarter.
About Levi Strauss & Co.
Levi Strauss & Co. (LS&Co.) is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Signature by Levi Strauss & Co.™, Denizen®, Dockers® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2022 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.
Forward-Looking Statements
This press release and related conference call contains, in addition to historical information, forward-looking statements, including statements related to: progress against strategic priorities; the continued impact of the COVID-19 pandemic on the company’s business; emerging from the pandemic as a stronger company; trajectory of direct-to-consumer business; macroeconomic conditions; impacts of foreign exchange; future financial results, including revenues, adjusted EBIT margins, return on invested capital levels, adjusted gross margins, adjusted SG&A, tax rate, and adjusted diluted EPS; capital expenditures; pricing initiatives; inventory growth; new store openings; investments in high growth initiatives; future dividend payments and share repurchases; and efforts to diversify product categories and distribution channels, and the related revenue projections. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for fiscal 2022, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow, and return on invested capital to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow, and return on invested capital and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including but not limited to, the effects of foreign currency fluctuations, taxes, and any future restructuring, restructuring-related, severance and other charges.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business.

References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, Adjusted gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by our global sourcing organization on behalf of our foreign subsidiaries.

Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 27, 2022	November 28, 2021

	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$429.6	$810.3
Short-term investments in marketable securities	70.6	91.5
Trade receivables, net	697.0	707.6
Inventories	1,416.8	898.0
Other current assets	213.9	202.5
Total current assets	2,827.9	2,709.9
Property, plant and equipment, net	622.8	502.6
Goodwill	365.7	386.9
Other intangible assets, net	286.7	291.3
Deferred tax assets, net	625.0	573.1
Operating lease right-of-use assets, net	970.0	1,103.7
Other non-current assets	339.7	332.6
Total assets	$6,037.8	$5,900.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	657.2	524.8
Accrued salaries, wages and employee benefits	246.7	274.7
Accrued sales returns and allowances	180.0	209.4
Short-term operating lease liabilities	235.7	245.4
Other accrued liabilities	662.0	615.3
Total current liabilities	1,981.6	1,869.6
Long-term debt	984.5	1,020.7
Postretirement medical benefits	36.3	51.5
Pension liabilities	113.1	155.2
Long-term employee related benefits	104.9	108.5
Long-term operating lease liabilities	859.1	969.5
Other long-term liabilities	54.6	59.4
Total liabilities	4,134.1	4,234.4

Commitments and contingencies

Stockholders’ Equity:
Common stock — $0.001 par value; 1,200,000,000 Class A shares authorized; 96,028,351 shares and 97,567,627 shares issued and outstanding as of November 27, 2022 and November 28, 2021, respectively; and 422,000,000 Class B shares authorized, 297,703,442 shares and 302,209,813 shares issued and outstanding, as of November 27, 2022 and November 28, 2021, respectively	0.4	0.4
Additional paid-in capital	625.6	584.8
Accumulated other comprehensive loss	(421.7)	(394.4)
Retained earnings	1,699.4	1,474.9
Total stockholders’ equity	1,903.7	1,665.7
Total liabilities and stockholders’ equity	$6,037.8	$5,900.1

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	November 27, 2022	November 28, 2021	November 27, 2022	November 28, 2021

	(Dollars in millions, except per share amounts)
Net revenues	$1,588.7	$1,684.8	$6,168.6	$5,763.9
Cost of goods sold	701.4	710.5	2,619.8	2,417.2
Gross profit	887.3	974.3	3,548.8	3,346.7
Selling, general and administrative expenses	737.9	790.8	2,893.2	2,652.2
Restructuring charges, net	12.4	(2.8)	9.1	8.3
Operating income	137.0	186.3	646.5	686.2
Interest expense	(9.4)	(11.5)	(25.7)	(72.9)
Loss on early extinguishment of debt	—	(6.2)	—	(36.5)
Other income (expense), net	12.2	(1.8)	28.8	3.4
Income before income taxes	139.8	166.8	649.6	580.2
Income tax (benefit) expense	(10.8)	13.8	80.5	26.7
Net income	$150.6	$153.0	$569.1	$553.5
Earnings per common share attributable to common stockholders:
Basic	$0.38	$0.38	$1.43	$1.38
Diluted	$0.38	$0.37	$1.41	$1.35
Weighted-average common shares outstanding:
Basic	395,098,017	401,936,445	397,341,137	401,634,760
Diluted	400,201,539	410,075,780	403,844,782	409,778,169

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 27, 2022	November 28, 2021

	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$569.1	$553.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158.9	143.2
Property, plant, equipment, right-of-use asset, goodwill impairments, and early lease terminations	37.8	21.9
Stock-based compensation	60.8	60.1
Benefit from provision for deferred income taxes	(59.8)	(87.9)
Loss on early extinguishment of debt	—	36.4
Other, net	11.6	33.9
Net change in operating assets and liabilities	(550.3)	(23.8)
Net cash provided by operating activities	228.1	737.3
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(267.1)	(166.9)
Payments for business acquisition	—	(390.9)
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	12.4	(17.9)
Payments to acquire short-term investments	(72.8)	(123.0)
Proceeds from sale, maturity and collection of short-term investments	93.0	126.9
Other investing, net	(1.2)	—
Net cash used for investing activities	(235.7)	(571.8)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	489.3
Repayments of long-term debt including extinguishment costs	—	(1,023.3)
Proceeds from senior revolving credit facility	404.0	—
Repayments of senior revolving credit facility	(404.0)	—
Proceeds (repayments) of short-term credit facilities and other short-term borrowings, net	7.4	(12.2)
Repurchase of common stock	(175.7)	(85.9)
Tax withholdings on equity awards	(29.0)	(109.3)
Dividend to stockholders	(174.3)	(104.4)
Other financing, net	6.2	4.9
Net cash used for financing activities	(365.4)	(840.9)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(7.6)	(11.6)
Net decrease in cash and cash equivalents and restricted cash	(380.6)	(687.0)
Beginning cash and cash equivalents, and restricted cash	810.6	1,497.6
Ending cash and cash equivalents, and restricted cash	430.0	810.6
Less: Ending restricted cash	(0.4)	(0.3)
Ending cash and cash equivalents	$429.6	$810.3

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$93.3	$72.3

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$37.5	$54.4
Cash paid for income taxes during the period, net of refunds	129.3	109.6
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND FISCAL YEAR 2022

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on January 25, 2023, discussing the company’s financial condition and results of operations as of and for the quarter and year ended November 27, 2022.
We define the following non-GAAP measures as follows:

Most comparable GAAP measure	Non-GAAP measure	Non-GAAP measure definition
Gross profit	Adjusted gross profit	Gross profit excluding COVID-19 and acquisition related inventory costs
Gross margin	Adjusted gross margin	Adjusted gross profit as a percentage of net revenues
Selling, general and administration ("SG&A") expenses	Adjusted SG&A	SG&A expenses excluding changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, acquisition and integration related charges, impairment charges and early termination gains, net and restructuring related charges, severance and other, net.
SG&A margin	Adjusted SG&A margin	Adjusted SG&A as a percentage of net revenues
Net income	Adjusted EBIT	Net income excluding income tax expense, interest expense, other (income) expense, net, loss on early extinguishment of debt, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, and restructuring and restructuring related charges, severance and other, net.
Net income margin	Adjusted EBIT margin	Adjusted EBIT as a percentage of net revenues.
Net income	Adjusted net income
Net income excluding loss on early extinguishment of debt, COVID-19 government subsidy gains, unrealized gains on marketable securities originating in prior years, charges related to the impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, and restructuring and restructuring related charges, severance and other, net, and re-measurement of our deferred tax assets and liabilities based on the lower rates as a result of the Tax Cuts and Jobs Act ("Tax Act"), adjusted to give effect to the income tax impact of such adjustments.

Net income	Adjusted EBITDA	Adjusted EBIT excluding depreciation and amortization expense
Net income margin	Adjusted net income margin	Adjusted net income as a percentage of net revenues
Diluted earnings per share	Adjusted diluted earnings per share	Adjusted net income per weighted-average number of diluted common shares outstanding

Adjusted Gross Profit, Adjusted SG&A, Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended			Twelve Months Ended
	November 27, 2022			November 27, 2022

	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
(Dollars in millions)
Net revenues	$1,588.7	—	$1,588.7	$6,168.6	—	$6,168.6
Cost of goods sold	701.4	—	701.4	2,619.8	(3.4)	2,616.4
Gross profit/Adjusted gross profit(1)	887.3	—	887.3	3,548.8	3.4	3,552.2
Gross margin/Adjusted gross margin	55.8%		55.8%	57.5%		57.6%
SG&A expenses/Adjusted SG&A(2)	737.9	7.1	745.0	2,893.2	(54.0)	2,839.2
SG&A margin/Adjusted SG&A margin	46.4%		46.9%	46.9%		46.0%
Restructuring charges, net	12.4	(12.4)	—	9.1	(9.1)	—
Operating income/Adjusted EBIT(3)	137.0	5.3	142.3	646.5	66.5	713.0
Operating margin/Adjusted EBIT margin(3)	8.6%		9.0%	10.5%		11.6%
Interest expense	(9.4)	—	(9.4)	(25.7)	—	(25.7)
Other (expense) income, net(4)	12.2	(19.9)	(7.7)	28.8	(32.4)	(3.6)
Income before income taxes	139.8	(14.6)	125.2	649.6	34.1	683.7
Income tax expense(5)	(10.8)	(0.6)	(11.4)	80.5	(0.7)	79.8
Net income/Adjusted net income	$150.6	$(14.0)	$136.6	$569.1	$34.8	$603.9
Net income margin/Adjusted net income margin	9.5%		8.6%	9.2%		9.8%
Diluted earnings per share/Adjusted diluted earnings per share	$0.38	$(0.04)	$0.34	$1.41	$0.09	$1.50
____________
(1)Adjustments for the twelve months ended November 27, 2022 include (i) $1.4 million in COVID-19 related inventory charges; and, (ii) $2.0 million in acquisition charges related to the inventory markup above historical carrying value associated with the Beyond Yoga acquisition.
(2)Adjustments for the three months ended November 28, 2022 include (i) $10.3 million in impairment charges and early termination gains, net related to the Russia-Ukraine crisis; (ii) $1.8 million in restructuring related charges, severance and other, net; and (iii) $1.4 million in acquisition and integration related charges. Other charges included in restructuring related charges, severance and other, net include charges related to transaction and deal related costs.
Adjustments for the twelve months ended November 28, 2022 include (i) $33.2 million in impairment charges and early termination gains, net related to the Russia-Ukraine crisis; (ii) $10.3 million in restructuring related charges, severance and other, net including $7.3 million in charges related to the Russia-Ukraine crisis; (iii) $6.0 million of acquisition and integration related charges; and (iv) $3.9 million in COVID-19 related charges. Other charges included in restructuring related charges, severance and other, net include charges related to transaction and deal related costs.
(3)Adjusted EBIT and Adjusted EBIT margin are reconciled from net income and net income margin, respectively, which are the most comparable GAAP measures. Refer to the "Adjusted EBIT and Adjusted EBITDA" table for more information.
(4)Adjustments for the three months ended November 27, 2022 include $19.9 million unrealized gains on marketable equity securities recognized out-of-period in the fourth quarter of 2022.
Adjustments for the twelve months ended November 27, 2022 include (i) $19.9 million unrealized gains on marketable equity securities recognized out-of-period in the fourth quarter of 2022; and, (ii) $12.5 million gain reflecting a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
(5)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits. Additionally, $4.0 million of incremental tax expense associated with the out-of-period adjustment recognized in the fourth quarter of 2022 have been excluded.

	Three Months Ended			Twelve Months Ended
	November 28, 2021			November 28, 2021

	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
(Dollars in millions)
Net revenues	$1,684.8	—	$1,684.8	$5,763.9	—	$5,763.9
Cost of goods sold	710.5	(3.9)	706.6	2,417.2	11.2	2,428.4
Gross profit/Adjusted gross profit(1)	974.3	3.9	978.2	3,346.7	(11.2)	3,335.5
Gross margin/Adjusted gross margin	57.8%		58.1%	58.1%		57.9%
SG&A expenses/Adjusted SG&A(2)	790.8	(15.1)	775.7	2,652.2	(29.6)	2,622.6
SG&A margin/Adjusted SG&A margin	46.9%		46.0%	46.0%		45.5%
Restructuring charges, net	(2.8)	2.8	—	8.3	(8.3)	—
Operating income/Adjusted EBIT(3)	186.3	16.2	202.5	686.2	26.7	712.9
Operating margin/Adjusted EBIT margin(3)	11.1%		12.0%	11.9%		12.4%
Interest expense	(11.5)	—	(11.5)	(72.9)	—	(72.9)
Loss on early extinguishment of debt	(6.2)	6.2	—	(36.5)	36.5	—
Other (expense) income, net	(1.8)	—	(1.8)	3.4	—	3.4
Income before income taxes	166.8	22.4	189.2	580.2	63.2	643.4
Income tax expense(4)	13.8	5.6	19.4	26.7	15.8	42.5
Net income/Adjusted net income	$153.0	$16.8	$169.8	$553.5	$47.4	$600.9
Net income margin/Adjusted net income margin	9.1%		10.1%	9.6%		10.4%
Diluted earnings per share/Adjusted diluted earnings per share	$0.37	$0.04	$0.41	$1.35	$0.12	$1.47
____________
(1)Adjustments for the three months ended November 28, 2021 include $3.9 million in acquisition charges related to the inventory markup above historical carrying value associated with the Beyond Yoga acquisition.
Adjustments for the twelve months ended November 28, 2021 include (i) $15.1 million in reductions in COVID-19 related inventory charges primarily related to reductions in our estimate of adverse fabric purchase commitments, initially recorded in the second quarter of 2020; and (ii) $3.9 million in acquisition charges related to the inventory markup above historical carrying value associated with the Beyond Yoga acquisition.
(2)Adjustments for the three months ended November 28, 2021 include (i) $3.9 million in restructuring related charges, severance and other, net; (ii) $6.6 million in COVID-19 related charges which primarily consist of impairment charges of certain retail store related assets; (iii) and $3.8 million in acquisition and integration related charges.
Adjustments for the twelve months ended November 28, 2021 include (i) $16.2 million in restructuring related charges, severance and other, net; (ii) $5.4 million in COVID-19 related charges which primarily include impairment charges of certain retail store related assets partially offset with reductions in allowances related to customer receivables; (iii) $4.2 million in charges related to changes in fair value on cash-settled stock-based compensation; (iv) and $3.8 million in acquisition and integration related charges. Other charges included in restructuring related charges, severance and other, net include charges related to an international customs audit and transaction and deal related costs.
(3)Adjusted EBIT and Adjusted EBIT margin is reconciled from net income and net income margin, respectively, which are the most comparable GAAP measures. Refer to the "Adjusted EBIT and Adjusted EBITDA" table for more information.
(4)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits.

Adjusted EBIT and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	November 27, 2022	November 28, 2021	November 27, 2022	November 28, 2021

	(Dollars in millions)
Most comparable GAAP measure:
Net income	$150.6	$153.0	$569.1	$553.5

Non-GAAP measure:
Net income	150.6	153.0	569.1	553.5
Income tax (benefit) expense	(10.8)	13.8	80.5	26.7
Interest expense	9.4	11.5	25.7	72.9
Other (income) expense, net	(12.2)	1.8	(28.8)	(3.4)
Loss on early extinguishment of debt	—	6.2	—	36.5
Impact of changes in fair value on cash-settled stock-based compensation	—	0.8	0.6	4.2
COVID-19 related inventory costs and other charges(1)	—	6.6	5.3	(9.7)
Acquisition and integration related charges(2)	1.4	7.7	8.0	7.7
Impairment charges and early termination gains, net(3)	(10.3)	—	33.2	—
Restructuring and restructuring related charges, severance and other, net(4)	14.2	1.1	19.4	24.5
Adjusted EBIT	$142.3	$202.5	$713.0	$712.9
Depreciation and amortization(5)	39.8	36.8	154.5	142.0
Adjusted EBITDA	$182.1	$239.3	$867.5	$854.9
Adjusted EBIT margin	9.0%	12.0%	11.6%	12.4%
____________
(1)For the three-month period ended November 28, 2021, the COVID-19 related charges of $6.6 million mainly represent additional impairments of property and equipment related to certain retail locations. For the twelve-month period ended November 28, 2021, the net reduction in COVID-19 related inventory costs and other charges recognized mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments and allowances related to customer receivables partially offset with impairment charges of certain retail store related assets.
(2)Acquisition and integration related charges includes the inventory markup above historical carrying value as well as SG&A expenses associated with the Beyond Yoga acquisition.
(3)For the three-month period ended November 27, 2022, impairment charges and early termination gains, net includes an $8.2 million gain on the early termination of store leases related to the Russia-Ukraine crisis and $2.1 million in reductions in impairment charges related to the Russia-Ukraine crisis.
For the twelve-month period ended November 27, 2022, impairment charges and early termination gains, net include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $33.3 million of certain store right-of-use assets, net of a $15.8 million on the early termination of store leases related to the Russia-Ukraine crisis.
(4)For the twelve month period ended November 27, 2022, restructuring and restructuring related charges, severance and other, net includes $7.3 million of charges related to the Russia-Ukraine crisis. Other, net includes charges related to an international customs audit, transaction and deal related costs. Other, net includes charges related to an international customs audit, transaction and deal related costs.
(5)Depreciation and amortization amount net of amortization included in Restructuring and restructuring related charges, severance and other, net.

Net Debt and Leverage ratio:
We define net debt, as total debt, excluding finance leases, less cash and cash equivalents and short-term investments in marketable securities. We define leverage ratio, as the ratio of total debt to the last 12 months Adjusted EBITDA. Net debt and leverage ratio are not financial measures prepared in accordance with GAAP.

	November 27, 2022	November 28, 2021

	(Dollars in millions)
Most comparable GAAP measure:
Total debt, excluding finance leases	$996.2	$1,026.6

Non-GAAP measure:
Total debt, excluding finance leases	$996.2	$1,026.6
Cash and cash equivalents	(429.6)	(810.3)
Short-term investments in marketable securities	(70.6)	(91.5)
Net debt	$496.0	$124.8

	November 27, 2022	November 28, 2021

	(Dollars in millions)
	(Unaudited)
Total debt, excluding finance leases	$996.2	$1,026.6
Last twelve months Adjusted EBITDA	$867.5	$854.9
Leverage ratio	1.1	1.2

Adjusted Free Cash Flow:
In the second quarter of 2022, the definition of Adjusted free cash flow, a non-GAAP financial measure, was revised to include net cash flow from operating activities less purchases of property, plant and equipment. Previously, we defined Adjusted free cash flow as net cash flow from operating activities less purchases of property, plant and equipment, plus proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting, less repurchases of common stock, tax withholdings on equity award exercises, and cash dividends to stockholders. We believe this is a more representative measure of our free cash flow, assists in the comparability of results, and is consistent with how management reviews performance. The table below includes the recast of prior period results. Additionally, we will provide updated non-GAAP reconciliations under this revised definition in future reports for the relevant prior year periods.

	Three Months Ended		Twelve Months Ended
	November 27, 2022	November 28, 2021	November 27, 2022	November 28, 2021

	(Dollars in millions)
Most comparable GAAP measure:
Net cash provided by operating activities	$17.8	$238.4	$228.1	$737.3
Net cash used for investing activities	(8.6)	(444.1)	(235.7)	(571.8)
Net cash (used for) provided by financing activities	(77.7)	(351.3)	(365.4)	(840.9)

Non-GAAP measure:
Net cash provided by operating activities	$17.8	$238.4	$228.1	$737.3
Purchases of property, plant and equipment	(70.3)	(58.5)	(267.1)	(166.9)
Adjusted free cash flow	$(52.5)	$179.9	$(39.0)	$570.4

Return on Invested Capital:
We define Return on invested capital ("ROIC") as the trailing four quarters of Adjusted net income before interest and after taxes divided by the average trailing five quarters of total invested capital. We define total invested capital as total debt plus shareholders' equity less cash and short-term investments. We believe ROIC is useful to investors as it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.
Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric Adjusted net income. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP.
The table below sets forth the calculation of ROIC for each of the periods presented.

	Trailing Four Quarters
	November 27, 2022	November 28, 2021

	(Dollars in millions)
Net income	$569.1	$553.5

Numerator
Adjusted net income(1)	$603.9	$600.9
Interest expense	25.7	72.9
Income tax expense	80.5	26.7
Adjusted net income before interest and taxes	$710.1	$700.5
Income tax adjustment(2)	(88.0)	(30.1)
Adjusted net income before interest and after taxes	$622.1	$670.4
_____________
(1)    Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2) Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits.

	Average Trailing Five Quarters
	November 27, 2022	November 28, 2021

	(Dollars in millions)
Denominator
Total debt	$2,166.2	$2,585.6
Shareholders' equity	1,770.1	1,483.2
Cash and Short-term investments	(695.4)	(1,470.8)
Total invested Capital	$3,240.9	$2,598.0

Net income to Total invested capital	17.6%	21.3%
Return on Invested Capital	19.2%	25.8%

Constant-Currency:
We calculate constant-currency amounts by translating local currency amounts in the comparison period at actual foreign exchange rates for the current period. Our constant-currency amounts are not financial measures prepared in accordance with GAAP.
The table below sets forth the calculation of net revenues for each of our operating segments on a constant-currency basis for the prior-year comparison periods applicable to the three-month and twelve-month periods ended November 27, 2022:

	Three Months Ended			Twelve Months Ended
	November 27, 2022	November 28, 2021	% Increase (Decrease)	November 27, 2022	November 28, 2021	% Increase (Decrease)

	(Dollars in millions)
Total revenues
As reported	$1,588.7	$1,684.8	(5.7)%	$6,168.6	$5,763.9	7.0%
Impact of foreign currency exchange rates	—	(90.2)	*	—	(251.7)	*
Constant-currency net revenues	$1,588.7	$1,594.6	(0.4)%	$6,168.6	$5,512.2	11.9%

Americas
As reported	$840.4	$884.9	(5.0)%	$3,187.4	$2,934.8	8.6%
Impact of foreign currency exchange rates	—	(2.7)	*	—	(9.9)	*
Constant-currency net revenues - Americas	$840.4	$882.3	(4.7)%	$3,187.4	$2,924.9	9.0%

Europe
As reported	$370.4	$453.3	(18.3)%	$1,597.2	$1,704.0	(6.3)%
Impact of foreign currency exchange rates	—	(51.4)	*	—	(165.7)	*
Constant-currency net revenues - Europe	$370.4	$401.9	(7.8)%	$1,597.2	$1,538.3	3.8%

Asia
As reported	$251.1	$247.8	1.4%	$952.1	$834.7	14.1%
Impact of foreign currency exchange rates	—	(32.6)	*	—	(64.4)	*
Constant-currency net revenues - Asia	$251.1	$215.1	16.7%	$952.1	$770.3	23.6%

Other Brands
As reported	$126.8	$98.8	28.3%	$431.9	$290.4	48.7%
Impact of foreign currency exchange rates	—	(3.5)	*	—	(11.7)	*
Constant-currency net revenues - Other Brands	$126.8	$95.3	33.1%	$431.9	$278.7	55.0%
_____________
* Not meaningful

Constant-Currency Adjusted EBIT and Constant-Currency Adjusted EBIT Margin:
The table below sets forth the calculation of Adjusted EBIT and Adjusted EBIT margin on a constant-currency basis for each of the periods presented and represents Adjusted EBIT and Adjusted EBIT margin without the impact of foreign currency exchange rate fluctuations.

	Three Months Ended			Twelve Months Ended
	November 27, 2022	November 28, 2021	% Decrease	November 27, 2022	November 28, 2021	% Increase (Decrease)

	(Dollars in millions)
Adjusted EBIT(1)	$142.3	$202.5	(29.7)%	$713.0	$712.9	—%
Impact of foreign currency exchange rates	—	(15.5)	*	—	(51.2)	*
Constant-currency Adjusted EBIT	$142.3	$187.0	(23.9)%	$713.0	$661.7	7.8%

Adjusted EBIT margin	9.0%	12.0%	(25.0)%	11.6%	12.4%	(6.5)%
Impact of foreign currency exchange rates	—%	(0.9)%	*	—%	(0.4)%	*
Constant-currency Adjusted EBIT margin(2)	9.0%	11.1%	(18.9)%	11.6%	12.0%	(3.3)%
_____________
(1)    Adjusted EBIT is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)    We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues. Adjusted EBIT margin includes the unfavorable transactional impact of currency, including approximately 80 basis points and 40 basis points for the three month and twelve month periods ended November 27, 2022, respectively.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:
The table below sets forth the calculation of Adjusted net income and Adjusted diluted earnings per share on a constant-currency basis for each of the periods presented. Constant-currency Adjusted net income represents Adjusted net income without the impact of foreign currency exchange rate fluctuations. Constant-currency Adjusted diluted earnings per share represents Adjusted diluted earnings per share without the impact of foreign currency exchange rate fluctuations.

	Three Months Ended			Twelve Months Ended
	November 27, 2022	November 28, 2021	% Decrease	November 27, 2022	November 28, 2021	% Increase

	(Dollars in millions, except per share amounts)
Adjusted net income(1)	$136.6	$169.8	(19.6)%	$603.9	$600.9	0.5%
Impact of foreign currency exchange rates	—	(16.5)	*	—	(46.9)	*
Constant-currency Adjusted net income	$136.6	$153.3	(10.9)%	$603.9	$554.0	9.0%
Constant-currency Adjusted net income margin(2)	8.6%	9.1%		9.8%	10.0%

Adjusted diluted earnings per share	$0.34	$0.41	(17.1)%	$1.50	$1.47	2.0%
Impact of foreign currency exchange rates	—	(0.04)	*	—	(0.12)	*
Constant-currency adjusted diluted earnings per share	$0.34	$0.37	(8.1)%	$1.50	$1.35	11.1%
_____________
(1)    Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)    We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful